Exhibit 99.1

Investors & Media:

Lisa Ciota: 630-824-1987

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES SOLID THIRD QUARTER 2015 RESULTS

AND INCREASES FULL YEAR 2015 GUIDANCE

•	Net income attributable to SXCP and Adjusted EBITDA remained relatively flat year-on-year at $19.5 million and $51.8 million, respectively

•	Adjusted EBITDA attributable to SXCP increased $12.3 million to $49.9 million reflecting our acquired interest in the Granite City coke facility and the acquisition of Convent Marine Terminal

•	Distributable cash flow totaled $31.8 million in third quarter 2015, benefiting from the Convent Marine Terminal and Granite City dropdown transactions

•	Increased full year outlook for 2015 Adjusted EBITDA attributable to SunCoke Energy Partners to $185 million to $190 million and 2015 distributable cash flow to $110 million to $116 million

•	Repurchased $10 million of units and declared tenth consecutive quarterly distribution increase

Lisle, Ill. (October 12, 2015) - SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported third quarter 2015 net income attributable to SXCP of $19.5 million as compared to $20.2 million in the same prior year period. The quarter’s results reflect the Granite City cokemaking facility dropdown and Convent Marine Terminal transactions, offset by higher financing costs and the impact of the idling of our customer’s facility, Haverhill Chemicals LLC, with whom we have a steam supply agreement.

“The acquisition of the Convent Marine Terminal had an immediate positive impact on results, adding $5.4 million to the quarter’s Adjusted EBITDA,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy Partners, L.P. “We are excited about Convent’s expected contribution to our existing Coal Logistics business and are increasing 2015 Adjusted EBITDA attributable to SunCoke Energy Partners guidance to $185 million to $190 million as a result of this and the Granite City dropdown transaction.”

Henderson continued, “The strength and stability of our cash flows, underpinned by solid operating results and the security of our long-term take-or-pay contracts, has supported our ability to increase cash distributions per unit for ten consecutive quarters. Looking ahead, we expect the Convent and Granite City transactions will drive incremental cash flow, which we intend to deploy on accretive opportunities to drive unitholder value.”

THIRD QUARTER RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2015	2014	Decrease
Revenues(1)	$210.2	$216.8	$(6.6)
Operating income(1)	$33.7	$38.8	$(5.1)
Adjusted EBITDA (1)(2)	$51.8	$52.5	$(0.7)
Net income attributable to SXCP(3)	$19.5	$20.2	$(0.7)

(1)	Includes 100 percent of Granite City in third quarter 2015 and 2014.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(3)	Net income attributable to SXCP includes the impacts of SXCP’s 75 percent ownership interest in Granite City from July 1, 2015 through August 11, 2015 and SXCP’s 98 percent ownership interest in Granite City from August 12, 2015 through September 30, 2015, respectively.

Revenues were $210.2 million in third quarter 2015, a decline of $6.6 million from the same prior year period primarily due to the pass-through of lower coal costs in our Domestic Coke segment, partially offset by revenue generated by our new Convent Marine Terminal.

Operating income and Adjusted EBITDA decreased $5.1 million and $0.7 million, respectively. The impact on Adjusted EBITDA of our customer’s decision to idle its Haverhill Chemicals LLC facility was mostly offset by the acquisition of Convent Marine Terminal. Operating income also reflects higher depreciation and amortization, primarily related to Convent Marine Terminal.

THIRD QUARTER SEGMENT INFORMATION

Domestic Coke

Domestic Coke segment consists of our 98 percent interest in the Haverhill, Middletown and Granite City cokemaking facilities, located in Franklin Furnace and Middletown, Ohio; and Granite City, Illinois, respectively.

Domestic Coke Results	Three Months Ended September 30,
(Dollars in millions)	2015	2014	Decrease
Revenues	$192.4	$204.8	$(12.4)
Adjusted EBITDA(1)	$46.6	$50.2	$(3.6)
Sales Volume (thousands of tons)	615	616	(1)
Adjusted EBITDA per ton(1)	$75.77	$81.49	$(5.72)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

Adjusted EBITDA declined $3.6 million to $46.6 million in third quarter 2015 primarily driven by the impact of idling of the Haverhill Chemicals LLC facility, with whom we have a steam supply agreement.

Coal Logistics

Coal Logistics consists of the coal handling and blending services operated by SXCP at Convent Marine Terminal located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, IN, and Kanawha River Terminals, LLC (KRT), which has terminals along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended September 30,
(Dollars in millions)	2015	2014	Increase
Revenues	$17.8	$12.0	$5.8
Adjusted EBITDA(1)	$10.4	$3.8	$6.6
Tons handled (thousands of tons)	5,149	4,772	377
Adjusted EBITDA per ton(1)	$2.02	$0.80	$1.22

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

Adjusted EBITDA was up $6.6 million, driven by the $5.4 million contribution of our recently acquired Convent Marine Terminal facility. Convent Marine Terminal handled 817 thousand tons during the period.

Corporate and Other

Corporate and other costs increased to $5.2 million, primarily reflecting acquisition and business development costs.

Interest Expense, net

Interest expense, net, increased $5.6 million to $12.4 million in third quarter 2015, primarily related to interest incurred on higher debt balances associated with the Granite City dropdown transactions and the Convent Marine Terminal acquisition.

RELATED COMMUNICATIONS

We will host an investor conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) today. This conference call will be webcast live and archived for replay under the Featured Financials section of www.suncoke.com. Investors may participate on this call by dialing 1-800-446-1671 in the U.S. or 1-847-413-3362 if outside the U.S., confirmation code 40761283.

UPCOMING EVENTS

Additionally, we plan to to participate in the following events:

•	SunCoke Energy Investor Day, December 17, 2015, New York City, NY

SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 45 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted for sales discounts, and Coal Logistics deferred revenue. Prior to the expiration of our nonconventional fuel tax credits in 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with our customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. The Coal Logistics deferred revenue represents cash received on Coal Logistics take-or-pay contracts for which revenue has not yet been recognized under US GAAP. Including Coal Logistics deferred revenue in Adjusted EBITDA reflects the cash flow of our contractual arrangements. Adjusted EBITDA does not represent and should not be considered an alternative to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Partnership’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXCP represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, ongoing capital expenditures, accruals for replacement capital expenditures and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of SXCP’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	SXCP’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of SXCP’s assets to generate sufficient cash flow to make distributions to SXCP’s unitholders;

•	SXCP’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that Distributable Cash Flow provides useful information to investors in assessing SXCP’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, our definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used and includes capital expenditures included in working capital at the end of the period.

•

Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXCP) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to, domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting SXCP, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXCP; and changes in tax, environmental and other laws and regulations applicable to SXCP’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXCP management, and upon assumptions by SXCP concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXCP does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

SXCP has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXCP. For information concerning these factors, see SXCP’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXCP’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

BASIS OF PRESENTATION

On January 13, 2015, we acquired a 75 percent interest in the Granite City cokemaking operation from SXC. Because this was a transfer between entities under common control, all historical financial results of Granite City prior to the dropdown have been included in our financial results. On August 12, 2015, we acquired an additional 23 percent interest in the Granite City cokemaking facility. Net income attributable to SunCoke Energy Partners, L.P./Predecessor includes 100 percent of Granite City net income prior to dropdown, 75 percent after the January dropdown and 98 percent after dropdown in August. Net income attributable to Predecessor includes 100% of Granite City net income prior to the dropdown on January 13, 2015.

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars and units in millions)

Revenues
Sales and other operating revenue	$210.2	$216.8	$621.1	$649.1

Costs and operating expenses
Cost of products sold and operating expenses	149.7	157.6	452.7	485.3
Selling, general and administrative expenses	9.8	6.7	24.7	20.8
Depreciation and amortization expense	17.0	13.7	47.0	40.3

Total costs and operating expenses	176.5	178.0	524.4	546.4

Operating income	33.7	38.8	96.7	102.7
Interest expense, net	12.4	6.8	43.8	30.1

Income before income tax expense	21.3	32.0	52.9	72.6
Income tax expense (benefit)	0.5	4.9	(2.4)	9.0

Net income	20.8	27.1	55.3	63.6
Less: Net income attributable to noncontrolling interests	1.3	0.6	5.6	15.1

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	$19.5	$26.5	$49.7	$48.5

Less: Net income attributable to Predecessor	—	6.3	0.6	13.9

Net income attributable to SunCoke Energy Partners, L.P.	$19.5	$20.2	$49.1	$34.6

SunCoke Energy Partners, L.P.

Combined and Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
	(Dollars in millions)
Assets
Cash and cash equivalents	$61.3	$33.3
Receivables	59.7	36.3
Receivables from affiliates, net	1.9	3.1
Inventories	75.4	90.4
Other current assets	2.9	1.5

Total current assets	201.2	164.6

Properties, plants and equipment, net	1,331.3	1,213.4
Goodwill	69.1	8.2
Other intangible assets, net	190.2	6.9
Deferred income taxes	—	21.6
Restricted cash	21.5	—
Deferred charges and other assets	1.1	2.3

Total assets	$1,814.4	$1,417.0

Liabilities and Equity
Accounts payable	$51.1	$61.1
Accrued liabilities	20.0	11.2
Short-term debt	1.1	—
Interest payable	8.3	12.3

Total current liabilities	80.5	84.6

Long-term debt	939.8	399.0
Deferred income taxes	38.1	—
Asset retirement obligations	5.6	5.3
Other deferred credits and liabilities	9.1	1.4

Total liabilities	1,073.1	490.3

Equity
Held by public:
Common units (issued 21,006,495 and 16,789,164 units at September 30, 2015 and December 31, 2014, respectively)	300.4	239.1
Held by parent:
Common units (issued 9,705,999 and 4,904,752 units at September 30, 2015 and December 31, 2014, respectively)	209.9	113.8
Subordinated units (issued 15,709,697 units at September 30, 2015 and December 31, 2014, respectively)	201.5	203.7
General partner interest	13.6	9.2
Parent net equity	—	349.8

Partners’ capital attributable to SunCoke Energy Partners, L.P.	725.4	915.6
Noncontrolling interest	15.9	11.1

Total equity	741.3	926.7

Total liabilities and partners’ net equity	$1,814.4	$1,417.0

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$55.3	$63.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	47.0	40.3
Deferred income tax (benefit) expense	(3.1)	9.0
Loss on debt extinguishment	9.4	15.4
Changes in working capital pertaining to operating activities:
Receivables	(28.0)	(6.0)
Receivables from affiliate, net	2.8	5.6
Inventories	16.7	(15.0)
Accounts payable	(4.1)	(12.8)
Accrued liabilities	1.4	(12.7)
Interest payable	(8.7)	0.3
Other	(0.5)	(1.1)

Net cash provided by operating activities	88.2	86.6

Cash Flows from Investing Activities:
Capital expenditures	(31.7)	(57.0)
Acquisition of business	(214.6)	—

Net cash used in investing activities	(246.3)	(57.0)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	30.0	90.5
Proceeds from issuance of long-term debt	210.8	268.1
Repayment of long-term debt, including market premium	(149.8)	(276.3)
Debt issuance costs	(4.5)	(5.8)
Proceeds from revolving credit facility	185.0	40.0
Repayment of revolving facility	—	(80.0)
Distributions to unitholders (public and parent)	(75.0)	(54.2)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(2.7)	(20.4)
Common public unit repurchases	(10.0)	—
Capital contributions from SunCoke Energy Partners GP LLC	2.3	0.3
Net transfers to parent	—	(11.2)

Net cash provided by (used in) financing activities	186.1	(49.0)

Net increase in cash and cash equivalents	28.0	(19.4)
Cash and cash equivalents at beginning of period	33.3	46.3

Cash and cash equivalents at end of period	$61.3	$26.9

SunCoke Energy Partners, L.P.

Segment Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$192.4	$204.8	$581.1	$611.7
Coal Logistics	17.8	12.0	40.0	37.4
Coal Logistics intersegment sales	1.7	1.6	5.0	4.3
Elimination of intersegment sales	(1.7)	(1.6)	(5.0)	(4.3)

Total	$210.2	$216.8	$621.1	$649.1

Adjusted EBITDA(1):
Domestic Coke	$46.6	$50.2	$137.3	$137.3
Coal Logistics	10.4	3.8	18.0	10.9
Corporate and Other	(5.2)	(1.5)	(10.5)	(5.7)

Total	$51.8	$52.5	$144.8	$142.5

Coke Operating Data:
Domestic Coke capacity utilization (%)	107	109	106	105
Domestic Coke production volumes (thousands of tons)	619	629	1,828	1,807
Domestic Coke sales volumes (thousands of tons)	615	616	1,826	1,795
Domestic Coke Adjusted EBITDA per ton(2)	$75.77	$81.49	$75.19	$76.49
Coal Logistics Operating Data:
Tons handled (thousands of tons)	5,149	4,772	13,309	14,736
Coal Logistics Adjusted EBITDA per ton handled(3)	$2.02	$0.80	$1.35	$0.74

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Reflects Coal Logistics Adjusted EBITDA, inclusive of take-or-pay deferred revenue, divided by Coal Logistics tons handled.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income and Net Cash Provided by Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$49.9	$37.6	$135.8	$92.0
Add: Adjusted EBITDA attributable to Predecessor(1)	—	14.2	1.5	31.6
Add: Adjusted EBITDA attributable to noncontrolling interest(2)	1.9	0.7	7.5	18.9

Adjusted EBITDA	$51.8	$52.5	$144.8	$142.5

Subtract:
Depreciation and amortization expense	17.0	13.7	47.0	40.3
Interest expense, net	12.4	6.8	43.8	30.1
Income tax expense (benefit)	0.5	4.9	(2.4)	9.0
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(3)	—	—	—	(0.5)
Coal Logistics deferred revenue(4)	1.1	—	1.1	—

Net income	$20.8	$27.1	$55.3	$63.6

Add:
Depreciation and amortization expense	17.0	13.7	47.0	40.3
Loss on extinguishment of debt	—	—	9.4	15.4
Changes in working capital and other	(22.1)	(6.3)	(23.5)	(32.7)

Net cash provided by operating activities	$15.7	$34.5	$88.2	$86.6

(1)	Reflects Granite City Adjusted EBITDA prior to the January 13, 2015 dropdown transaction.
(2)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes, income and depreciation.
(3)	Sales discounts are related to nonconventional fuel tax credits, which expired in 2013. At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our Granite City customer. During first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Combined and Consolidated Statement of Operations.
(4)	Coal Logistics deferred revenue represents revenue excluded from sales and other operating income related to the timing of revenue recognition on the Coal Logistics take-or-pay contracts.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Estimated 2015 Consolidated Adjusted EBITDA to Estimated Net Income

and Net Cash Provided by Operating Activities

	2015
	Low	High
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$185	$190
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	10	10

Adjusted EBITDA	$195	$200

Subtract:
Depreciation and amortization expense	65	65
Interest expense, net	59	59
Income tax expense (benefit)	(2)	(2)
Coal Logistics deferred revenue(2)	(3)	(3)

Net income	$76	$81

Add:
Depreciation and amortization expense	65	65
Loss on extinguishment of debt	9	9
Changes in working capital and other	(5)	—
Coal Logistics deferred revenue(2)	(3)	(3)
Income tax expense	(2)	(2)

Net cash provided by operating activities	$140	$150

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes, income and depreciation.
(2)	Coal Logistics deferred revenue represents revenue excluded from sales and other operating income related to the timing of revenue recognition on the Coal Logistics take-or-pay contracts, and reflects take-or-pay volume during the pre-acquisition period which, for U.S. GAAP purposes, is recognized as earnings at year-end.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

Three Months Ended September 30, 2015
(As Reported)
(Dollars in millions)
Net cash provided by operating activities	$15.7
Less:
Depreciation and amortization expense	17.0
Changes in working capital and other	(22.1)

Net income	$20.8

Add:
Depreciation and amortization expense	17.0
Interest expense, net	12.4
Income tax expense	0.5
Coal Logistics deferred revenue (1)	1.1

Adjusted EBITDA	$51.8

Less:
Adjusted EBITDA attributable to noncontrolling interest	1.9

Adjusted EBITDA attributable to SXCP	$49.9

Less:
Ongoing capex	2.9
Replacement capex accrual	1.8
Cash interest accrual	13.0
Cash tax accrual	0.4

Distributable cash flow	$31.8

Quarterly Cash Distribution	$29.6
Distribution Coverage Ratio(2)	1.07

(1)	Coal Logistics deferred revenue represents revenue excluded from sales and other operating income related to the timing of revenue recognition on the Coal Logistics take-or-pay contracts.
(2)	Distribution coverage ratio is distributable cash flow divided by cash distributions to the limited and general partners.